Exhibit 99.1

FOR IMMEDIATE RELEASE

HCP ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

FOURTH QUARTER AND RECENT HIGHLIGHTS

--                Diluted FFO as adjusted per share was $0.64; diluted FFO per share was $0.62; diluted Funds Available for Distribution (“FAD”) per share was $0.53; and diluted earnings per share was $0.42

--                Year-over-year three-month adjusted NOI Same Property Performance (“SPP”) increased by 4.7%

--                Signed a definitive purchase agreement to acquire substantially all of the real estate assets of privately-owned HCR ManorCare, Inc. for $6.1 billion

--                Completed the transition of 27 Sunrise-managed senior housing communities to Emeritus

--                Acquisitions and capital investments of $289 million, including an additional investment in Genesis HealthCare’s debt with a par value of $185 million for $167 million. Additionally, year-to-date 2011 we made aggregate real estate acquisitions of $99 million

--                Completed $2.0 billion in public offerings of common stock

--                On January 14, 2011, acquired our partner’s 65% interest in a $860 million senior housing joint venture for $137 million and assumed our partner’s share of $650 million of debt

--                On January 24, 2011, completed a $2.4 billion public offering of senior unsecured notes

--                Declared annualized common stock dividend of $1.92 for 2011, representing a 3.2% increase over 2010

FULL YEAR HIGHLIGHTS

--                Diluted FFO as adjusted per share was $2.23; diluted FFO per share was $2.02; diluted FAD per share was $1.89; and diluted earnings per share was $1.00

--                Year-over-year adjusted NOI SPP increased by 4.8%

--                Investments of $721 million during 2010:

--                $328 million of debt investments in Genesis HealthCare purchased for $290 million

--                $255 million for real estate

--                $135 million for development, tenant and capital improvements

--                $41 million for the right to terminate management contracts on 27 Sunrise-managed communities

--                      Raised over $2.6 billion during 2010:

--                $2.4 billion from public common stock offerings

--                $154 million from sales of our remaining HCA bond investments, recognizing gains of $13 million

--                $76 million from sales of real estate and other debt securities, recognizing gains of $21 million

LONG BEACH, CA, February 15, 2011 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the fourth quarter and year ended December 31, 2010 as follows (in thousands, except per share amounts):

Fourth Quarter Comparison

	Three Months Ended December 31, 2010				Three Months Ended December 31, 2009		Per Share
	Amount		Per Share		Amount	Per Share	Change
FFO	$202,611		$0.62		$106,040	$0.36	$0.26
Impairments	—		—		54,485	0.19	(0.19)
Merger-related items	4,339	(1)	0.02	(2)	—	—	0.02
FFO as adjusted	$206,950		$0.64		$160,525	$0.55	$0.09
Net income applicable to common shares	$136,202		$0.42		$26,397	$0.09	$0.33

(1) Direct transactions costs related to the HCR ManorCare Acquisition.

(2) Includes $0.01 per share of the direct transactions costs (discussed in footnote 1) and $0.01 per share of negative carry related to our $1.472 billion, or 46 million share, common stock offering completed on December 20, 2010, which issuance increased our weighted average shares by 6 million for the quarter ended December 31, 2010. Proceeds from this offering will be used to fund a portion of the cash consideration for our HCR ManorCare Acquisition expected to close in March 2011.

FFO as adjusted and FAD for the quarter ended December 31, 2010 include the positive impact of $0.06 per share for the following: (i) income of $0.03 per share related to gain on sales of marketable securities and (ii) income of $0.03 per share from the early repayment of a mortgage loan receivable. FFO as adjusted for the quarter ended December 31, 2009 includes the positive impact of $0.02 per diluted share for the following: (i) lease termination fees of $0.01 per share and (ii) income of $0.01 per share related to gain on sales of marketable debt securities.

Full Year Comparison

	Year Ended December 31, 2010				Year Ended December 31, 2009		Per Share
	Amount		Per Share		Amount	Per Share	Change
FFO	$619,401		$2.02		$412,464	$1.50	$0.52
Impairments, net of recoveries	59,793		0.19		75,514	0.27	(0.08)
Merger-related items	4,339	(1)	0.02	(2)	—	—	0.02
Litigation provision	—		—		101,973	0.37	(0.37)
FFO as adjusted	$683,533		$2.23		$589,951	$2.14	$0.09
Net income applicable to common shares	$307,498		$1.00		$109,069	$0.40	$0.60

(1) Direct transactions costs related to the HCR ManorCare Acquisition.

(2) Includes $0.01 per share of the direct transactions costs (discussed in footnote 1) and $0.01 per share of negative carry related to our $1.472 billion, or 46 million share, common stock offering completed on December 20, 2010, which issuance increased our weighted average shares by 1.5 million for the year ended December 31, 2010. Proceeds from this offering will be used to fund a portion of the cash consideration for our HCR ManorCare Acquisition expected to close in March 2011.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that the Company believes are helpful in evaluating the operating performance of real estate investment trusts. See page 9 of this release for additional information regarding FFO and FFO as adjusted and page 10 for additional information regarding FAD.

HCR MANORCARE ACQUISITION

On December 13, 2010, we signed a definitive agreement to acquire substantially all of the real estate assets of privately-owned HCR ManorCare, Inc., for a purchase price of $6.1 billion. We will acquire 334 post-acute, skilled nursing and assisted living facilities located in 30 states, with the highest concentrations in Ohio, Pennsylvania, Florida, Illinois and Michigan. HCR ManorCare and its affiliates will continue to operate the assets pursuant to a long-term triple-net master lease supported by a guaranty from HCR ManorCare.

The triple-net lease with HCR ManorCare will provide for rent in the first year of $472.5 million, an amount representing a 1.5x EBITDAR coverage ratio. The rent will increase by 3.5% per year after each of the first five years and by 3% for the remaining portion of the initial lease term. The properties will be grouped into four pools, and HCR ManorCare will have a one-time extension option for each pool with rent increased for the first year of the extension option to the greater of fair market rent or a 3% increase over the rent for the prior year. The asset pools will have initial terms ranging from 13 to 17 years, and if the extension options are exercised, the total available term of the lease will range from 23 to 35 years.

In connection with our HCR ManorCare Acquisition prefunding activities, on January 31, 2011, we purchased an additional $360 million participation in the outstanding first mortgage debt of HCR ManorCare. This transaction increased our debt investments in HCR ManorCare to an aggregate par value of $2.08 billion.

HCP VENTURES II ACQUISITION

On January 14, 2011, we acquired our partner’s 65% interest in a joint venture that owns 25 senior housing assets, becoming the sole owner of the portfolio. At closing, we paid approximately $137 million in cash for the interest and assumed our partner’s share of approximately $650 million of Fannie Mae debt secured by the assets. This transaction valued the venture’s real estate assets at $860 million. The assets were originally acquired on October 5, 2006, through our acquisition of CNL Retirement Properties, Inc., and contributed to the joint venture in January 2007.

ACQUIRED DEBT INVESTMENTS IN GENESIS HEALTHCARE

In September and October 2010, we acquired debt investments in Genesis HealthCare (“Genesis”) for $290 million, representing a $38 million discount from their aggregate par value of $328 million. Our investments represent a portion of the $1.671 billion of debt incurred for the $2.0 billion acquisition of Genesis in July 2007. The $328 million investment consists of two participation interests in the senior term loan with an aggregate par value of $277.6 million that were purchased for $249.9 million and a $50 million participation interest in the secured mezzanine debt that was purchased for $40 million.

TRANSITION OF 27 SUNRISE-MANAGED COMMUNITIES

On November 1, 2010, we exercised our rights to terminate management contracts related to 27 senior housing communities previously operated by Sunrise Senior Living, Inc. (“Sunrise”). We acquired those termination rights as part of our previously announced August 2010 settlement with Sunrise. These senior housing communities are now master-leased to and operated by Emeritus Corporation (“Emeritus”). The leases with Emeritus, which have an initial term of 15 years, provide for an increased lease payment in the first year to $30.3 million, with a compound annual growth rate for the first five years of 13.9%, and the greater of CPI or 3.0% thereafter, resulting in an expected IRR in excess of 40%. Our net investment to acquire the termination rights to transition these 27 communities to Emeritus was $41 million, which was comprised of a $50 million payment to Sunrise that was partially offset for certain working capital acquired in conjunction with this transaction.

OTHER INVESTMENT TRANSACTIONS

During the quarter ended December 31, 2010, we made additional investments of $122 million as follows: (i) acquisition of real estate of $82 million and (ii) funding construction and other capital projects of $40 million primarily in our life science segment. During the quarter ended December 31, 2010, we sold investments of $132 million as follows: (i) $102 million of debt investments, recognizing gains of $8 million and (ii) sale of nine senior housing facilities and a medical office building for $30 million, recognizing gain on sales of real estate of $16 million.

During the year ended December 31, 2010, we made additional investments of $431 million as follows: (i) acquisition of real estate of $255 million; (ii) funding construction and other capital projects of $135 million primarily in our life science segment; and (iii) buyout of management contracts for 27 Sunrise-managed communities for $41 million. During the year ended December 31, 2010, we sold investments of $230 million as follows: (i) $154 million for our remaining HCA bond investments, recognizing gains of $13 million and (ii) sales of real estate and other debt investments for $76 million, recognizing gain on sales of real estate of $21 million.

Additionally, on November 1, 2010 we received $46 million in proceeds, including an $11 million prepayment premium, upon the early repayment of a mortgage loan receivable that was secured by a hospital. This loan had an original maturity of January 2016 and carried an interest rate of 8.5%.

Subsequently, on January 4, 2011, we acquired four life science facilities, representing 200,000 rentable square feet, for approximately $67 million, including assumed debt of $48 million; and on February 10, 2011 we acquired a medical office building, representing 132,000 rentable square feet for approximately $32 million.

FINANCINGS

During the quarter ended December 31, 2010, we raised approximately $2.0 billion through the issuance of the following common stock transactions:

•                  On November 8, 2010, we completed a $486 million public offering of 13.8 million shares of common stock.

•                  On December 20, 2010, we completed a $1.472 billion public offering of 46 million shares of common stock.

On January 24, 2011, we issued $2.4 billion of senior unsecured notes as follows: (i) $400 million of 2.70% notes due 2014; (ii) $500 million of 3.75% notes due 2016; (iii) $1.2 billion of 5.375% notes due 2021; and (iv) $300 million of 6.75% notes due 2041. The notes have a weighted average maturity of 10.3 years and a weighted average yield of 4.83%. The net proceeds of the offering were $2.37 billion.

DIVIDEND

On January 27, 2011, we announced that our Board of Directors declared an increase to our quarterly cash dividend from $0.465 to $0.48 per common share. The dividend will be paid on February 23, 2011 to stockholders of record as of the close of business on February 10, 2011. The annualized distribution rate for 2011 is $1.92, compared to $1.86 for 2010, which represents an increase of 3.2%.

OUTLOOK

For the full year 2011, we expect FFO as adjusted applicable to common shares to range between $2.58 and $2.64 per diluted share; FFO applicable to common shares to range between $2.45 and $2.51 per diluted share; FAD applicable to common shares to range between $2.02 and $2.08 per diluted share; and net income applicable to common shares to range between $1.58 and $1.64 per diluted share.

Estimates of FFO and net income to common shares include the impact of our pending HCR ManorCare Acquisition that is expected to close in March 2011 and the corresponding merger-related items. FFO as adjusted and FAD applicable to common shares excludes the impact of merger-related items, which are as follows: (i) direct transaction costs; (ii) negative carrying costs related to prefunding the HCR ManorCare Acquisition; and, partially offset by, (iii) the estimated gain upon the reinvestment of our HCR ManorCare debt investment and other miscellaneous items. See page 12 for additional information regarding the above estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, February 15, 2011 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter and year ended December 31, 2010. The conference call is accessible by dialing (800) 265-0241 (U.S.) or (617) 847-8704 (International). The participant passcode is 51041528. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through March 1, 2011, an archive of the webcast will be available on our website and a telephonic replay can be accessed by calling (888) 286-8010 (U.S.) or (617) 801-6888 (International) and entering passcode 98332067. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2010, the Company’s portfolio of investments, including properties owned by its Investment Management Platform, consisted of: (i) interests in 672 facilities among the following segments: 251 senior housing, 102 life science, 253 medical office, 45 post-acute/skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans. For more information, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include among other things,  the internal rate of return of the Emeritus lease, net income applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis, FFO as adjusted applicable to common shares on a diluted basis, FAD applicable to common shares on a diluted basis, and gain on sales of real estate, real estate depreciation and amortization, and joint venture adjustments for the full-year of 2011. These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include but are not limited to: the satisfaction of the conditions to the closing of the HCR ManorCare Acquisition; national and local economic conditions; continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital, which changes and volatility affect opportunities for profitable investment; the Company’s ability to access external sources of capital when desired and on reasonable terms; the Company’s ability to manage its indebtedness levels; changes in the terms of the Company’s indebtedness; the Company’s ability to maintain its credit ratings; the potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments; the Company’s ability to successfully integrate the operations of acquired companies; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); the Company’s ability to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; the further restructuring of the loan with Cirrus; continuing reimbursement uncertainty in the post-acute/skilled nursing segment; competition in the senior housing segment specifically and in the healthcare industry in general; the ability of the Company’s operators and tenants to maintain or increase occupancy levels at, and rental income from, the senior housing segment; the Company’s ability to realize the benefits of its mezzanine and other loan investments; the ability of the Company’s lessees and mortgagors to maintain the financial strength and liquidity necessary to satisfy their respective obligations to the Company and other third parties; the bankruptcy, insolvency or financial deterioration of the Company’s operators, lessees, borrowers or other obligors; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of the Company’s lessees or obligors; the Company’s ability to recruit and retain key management personnel; costs of compliance with regulations and environmental laws affecting the Company’s properties; changes in tax laws and regulations; changes in the financial position or business strategies of HCR ManorCare; the Company’s ability and willingness to maintain its qualification as a REIT; changes in rules governing financial reporting, including new accounting pronouncements; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

HCP

Thomas M. Herzog

Executive Vice President and Chief Financial Officer

(562) 733-5309

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Real estate:
Buildings and improvements	$8,209,806	$7,771,225
Development costs and construction in progress	144,116	272,542
Land	1,573,984	1,542,393
Accumulated depreciation and amortization	(1,251,142)	(1,035,474)
Net real estate	8,676,764	8,550,686

Net investment in direct financing leases	609,661	600,077
Loans receivable, net	2,002,866	1,672,938
Investments in and advances to unconsolidated joint ventures	195,847	267,978
Accounts receivable, net of allowance of $5,150 and $10,772, respectively	34,504	43,726
Cash and cash equivalents	1,036,701	112,259
Restricted cash	36,319	33,000
Intangible assets, net	316,375	389,698
Real estate held for sale, net	—	34,659
Other assets, net	422,886	504,714

Total assets	$13,331,923	$12,209,735

Liabilities and equity
Bank line of credit	$—	$—
Term loan	—	200,000
Senior unsecured notes	3,318,379	3,521,325
Mortgage and other secured debt	1,235,779	1,834,711
Mortgage debt on assets held for sale	—	224
Other debt	92,187	99,883
Intangible liabilities, net	148,072	200,260
Accounts payable and accrued liabilities	313,806	309,596
Deferred revenue	77,653	85,127
Total liabilities	5,185,876	6,251,126

Preferred stock, $1.00 par value: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding, liquidation preference of $25.00 per share	285,173	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized 370,924,887 and 293,548,162 shares issued and outstanding, respectively	370,925	293,548
Additional paid-in capital	8,089,982	5,719,400
Cumulative dividends in excess of earnings	(775,476)	(515,450)
Accumulated other comprehensive loss	(13,237)	(2,134)
Total stockholders’ equity	7,957,367	5,780,537

Joint venture partners	14,935	7,529
Non-managing member unitholders	173,745	170,543
Total noncontrolling interests	188,680	178,072

Total equity	8,146,047	5,958,609

Total liabilities and equity	$13,331,923	$12,209,735

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Rental and related revenues	$254,262	$222,318	$951,855	$878,492
Tenant recoveries	21,856	22,423	89,012	89,457
Income from direct financing leases	12,200	12,193	49,438	51,495
Interest income	52,159	36,354	160,163	124,146
Investment management fee income	911	1,179	4,666	5,312
Total revenues	341,388	294,467	1,255,134	1,148,902

Costs and expenses:
Depreciation and amortization	78,005	76,475	311,952	316,722
Interest expense	68,354	72,840	288,650	298,869
Operating	58,347	46,036	210,276	185,704
General and administrative	18,008	16,852	83,048	78,471
Litigation provision	—	—	—	101,973
Impairments (recoveries)	—	54,485	(11,900)	75,389
Total costs and expenses	222,714	266,688	882,026	1,057,128

Other income, net	8,667	2,661	15,819	7,768

Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	127,341	30,440	388,927	99,542
Income taxes	1,397	(515)	(412)	(1,910)
Equity income from unconsolidated joint ventures	692	1,518	4,770	3,511
Impairments of investments in unconsolidated joint ventures	—	—	(71,693)	—
Income from continuing operations	129,430	31,443	321,592	101,143

Discontinued operations:
Income before impairments and gain on sales of real estate, net of income taxes	223	1,077	2,878	7,812
Impairments	—	—	—	(125)
Gain on sales of real estate, net of income taxes	15,873	2,964	19,925	37,321
Total discontinued operations	16,096	4,041	22,803	45,008

Net income	145,526	35,484	344,395	146,151
Noncontrolling interests’ share in earnings	(3,609)	(3,450)	(13,686)	(14,461)
Net income attributable to HCP, Inc.	141,917	32,034	330,709	131,690
Preferred stock dividends	(5,282)	(5,282)	(21,130)	(21,130)
Participating securities’ share in earnings	(433)	(355)	(2,081)	(1,491)

Net income applicable to common shares	$136,202	$26,397	$307,498	$109,069

Basic earnings per common share:
Continuing operations	$0.37	$0.08	$0.93	$0.23
Discontinued operations	0.05	0.01	0.08	0.17
Net income applicable to common shares	$0.42	$0.09	$1.01	$0.40

Diluted earnings per common share:
Continuing operations	$0.37	$0.08	$0.93	$0.23
Discontinued operations	0.05	0.01	0.07	0.17
Net income applicable to common shares	$0.42	$0.09	$1.00	$0.40

Weighted average shares used to calculate earnings per common share:
Basic	324,361	292,748	305,574	274,216

Diluted	325,985	293,763	306,900	274,631

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$344,395	$146,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	311,952	316,722
Discontinued operations	1,495	3,403
Amortization of above and below market lease intangibles, net	(6,378)	(14,780)
Stock-based compensation	14,924	14,388
Amortization of debt premiums, discounts and issuance costs, net	9,856	8,328
Straight-line rents	(47,243)	(46,688)
Interest accretion	(69,645)	(39,172)
Deferred rental revenue	(3,984)	12,804
Equity income from unconsolidated joint ventures	(4,770)	(3,511)
Distributions of earnings from unconsolidated joint ventures	5,373	7,273
Gain on sales of real estate	(19,925)	(37,321)
Marketable securities gains, net	(14,597)	(8,876)
Derivative losses, net	1,302	69
Impairments, net of recoveries	59,793	75,514
Changes in:
Accounts receivable, net	9,222	4,408
Other assets	(6,341)	(6,881)
Accrued liability for litigation provision	—	101,973
Accounts payable and other accrued liabilities	(4,931)	(18,170)
Net cash provided by operating activities	580,498	515,634
Cash flows from investing activities:
Acquisitions and development of real estate	(304,847)	(96,528)
Leasing costs and tenant and capital improvements	(97,930)	(40,702)
Proceeds from sales of real estate, net	32,284	72,272
Contributions to unconsolidated joint ventures	(6,565)	(7,975)
Distributions in excess of earnings from unconsolidated joint ventures	4,365	6,869
Proceeds from the sale of securities	179,215	157,122
Principal repayments on loans receivable and direct financing leases	63,953	10,952
Investments in loans receivable and direct financing leases	(298,085)	(165,494)
(Increase) decrease in restricted cash	(3,319)	2,078
Net cash used in investing activities	(430,929)	(61,406)
Cash flows from financing activities:
Net repayments under bank line of credit	—	(150,000)
Repayments of bridge and term loans	(200,000)	(320,000)
Repayments of mortgage debt	(636,096)	(234,080)
Issuance of mortgage and other secured debt	—	1,942
Repurchase and repayment of senior unsecured notes	(206,422)	(7,735)
Debt issuance costs	(11,850)	(860)
Net proceeds from the issuance of common stock and exercise of options	2,426,900	852,912
Dividends paid on common and preferred stock	(590,735)	(517,072)
Sale (purchase) of noncontrolling interests	8,395	(9,097)
Distributions to noncontrolling interests	(15,319)	(15,541)
Net cash provided by (used in) financing activities	774,873	(399,531)
Net increase in cash and cash equivalents	924,442	54,697
Cash and cash equivalents, beginning of period	112,259	57,562
Cash and cash equivalents, end of period	$1,036,701	$112,259

HCP, Inc.

Funds From Operations (1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income applicable to common shares	$136,202	$26,397	$307,498	$109,069
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	78,005	76,475	311,952	316,722
Discontinued operations	52	1,066	1,495	3,403
Gain on sales of real estate	(15,873)	(2,964)	(19,925)	(37,321)
Equity income from unconsolidated joint ventures	(692)	(1,518)	(4,770)	(3,511)
FFO from unconsolidated joint ventures	5,579	7,019	25,288	26,023
Noncontrolling interests’ and participating securities’ share in earnings	4,042	3,805	15,767	15,952
Noncontrolling interests’ and participating securities’ share in FFO	(4,704)	(4,240)	(17,904)	(17,873)
FFO applicable to common shares	$202,611	$106,040	$619,401	$412,464
Distributions on dilutive convertible units	2,987	—	6,676	—
Diluted FFO applicable to common shares	$205,598	$106,040	$626,077	$412,464

Diluted FFO per common share	$0.62	$0.36	$2.02	$1.50

Weighted average shares used to calculate diluted FFO per share	331,960	293,763	310,465	274,631

Impact of adjustments to FFO:
Impairments, net of recoveries	$—	$54,485	$59,793	$75,514
Merger-related items	4,339 (2)	—	4,339 (2)	—
Litigation provision	—	—	—	101,973
	$4,339	$54,485	$64,132	$177,487

FFO as adjusted applicable to common shares	$206,950	$160,525	$683,533	$589,951
Distributions on dilutive convertible units and other	2,970	1,542	11,632	6,088
Diluted FFO as adjusted applicable to common shares	$209,920	$162,067	$695,165	$596,039

Per common share impact of adjustments on diluted FFO(3)	$0.02	$0.19	$0.21	$0.64

Diluted FFO as adjusted per common share	$0.64	$0.55	$2.23	$2.14

Weighted average shares used to calculate diluted FFO as adjusted per share(3)	325,960	297,246	311,285	278,134

(1)  The Company believes FFO is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue.

FFO is defined as net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. The Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current National Association of Real Estate Investment Trusts’ (“NAREIT”) definition or that have a different interpretation of the current NAREIT definition from the Company.

FFO as adjusted represents FFO before the impact of impairments, recoveries, merger-related items (defined above) and litigation provision. Management believes FFO as adjusted is a useful alternative measurement. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income.

(2)  Direct transactions costs related to the HCR ManorCare Acquisition.

(3)  Includes $0.01 per share of the direct transactions costs (discussed in footnote 2) and $0.01 per share related to our $1.472 billion, or 46 million share, common stock offering completed on December 20, 2010, which issuance increased our weighted average shares by 1.5 million and 6 million for the three months and year ended December 31, 2010, respectively. Proceeds from this offering will be used to fund a portion of the cash consideration for our HCR ManorCare Acquisition expected to close in March 2011.

HCP, Inc.

Funds Available for Distribution (1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010

FFO as adjusted applicable to common shares	$206,950	$683,533
Amortization of above and below market lease intangibles, net	(1,041)	(6,378)
Stock-based compensation	3,618	14,924
Amortization of debt premiums, discounts and issuance costs, net	2,618	9,856
Straight-line rents	(14,374)	(47,243)
Interest accretion – direct financing leases (“DFLs”)	(2,300)	(10,641)
Deferred revenues – tenant improvement related	(929)	(3,714)
Deferred revenues – additional rents (SAB 104)	(810)	(270)
Leasing costs and tenant and capital improvements (2)	(20,853)	(54,237)
HCP’s share of unconsolidated joint ventures and other FAD adjustments	(1,587)	(7,378)
FAD applicable to common shares	$171,292	$578,452

Distributions on dilutive convertible units	1,714	6,676

Diluted FAD applicable to common shares	$173,006	$585,128

Diluted FAD per common share	$0.53	$1.89

Weighted average shares used to calculate diluted FAD per common share	323,644	308,953

(1)  Funds Available for Distribution is defined as FFO as adjusted after excluding the impact of the following: (i) straight-line rents; (ii) amortization of acquired above/below market lease intangibles; (iii) amortization of debt premiums, discounts and issuance costs; (iv) amortization of stock–based compensation expense; (v) accretion related to direct financing leases; and (vi) deferred revenues. Further, FAD is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements and includes similar adjustments to compute the Company’s share of FAD from its unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, HCP’s FAD may not be comparable to those reported by other REITs. Although HCP’s FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of the Company’s ability to fund its ongoing dividend payments. In addition, management believes that in order to further understand and analyze the Company’s liquidity, FAD should be compared with cash flows as determined in accordance with GAAP and presented in its consolidated financial statements. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.

(2)  Excludes $41 million ($2 million in 4Q2010 and $39 million in 3Q2010) of deferred leasing costs related to the buyout of management contracts for 27 Sunrise-managed communities.  On November 1, 2010, we exercised our rights to terminate management contracts relating to 27 senior housing communities previously operated by Sunrise; our net investment to acquire these termination rights was $41 million, which was comprised of a $50 million payment to Sunrise that was partially offset for certain working capital acquired in conjunction with this transaction.

HCP, Inc.

Net Operating Income and Same Property Performance (1) (2)

Dollars in thousands

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income	$145,526	$35,484	$344,395	$146,151
Interest income	(52,159)	(36,354)	(160,163)	(124,146)
Investment management fee income	(911)	(1,179)	(4,666)	(5,312)
Depreciation and amortization	78,005	76,475	311,952	316,722
Interest expense	68,354	72,840	288,650	298,869
General and administrative	18,008	16,852	83,048	78,471
Litigation provision	—	—	—	101,973
Impairments (recoveries)	—	54,485	(11,900)	75,389
Other income, net	(8,667)	(2,661)	(15,819)	(7,768)
Income taxes	(1,397)	515	412	1,910
Equity income from unconsolidated joint ventures	(692)	(1,518)	(4,770)	(3,511)
Impairments of investments in unconsolidated joint ventures	—	—	71,693	—
Total discontinued operations, net of income taxes	(16,096)	(4,041)	(22,803)	(45,008)
NOI (1)	$229,971	$210,898	$880,029	$833,740
Straight-line rents	(14,374)	(7,937)	(47,243)	(46,688)
Interest accretion – direct financing leases	(2,300)	(2,074)	(10,641)	(8,057)
Amortization of above and below market lease intangibles, net	(1,041)	(2,123)	(6,378)	(14,780)
Lease termination fees	(2,500)	(3,079)	(7,665)	(4,905)
NOI adjustments related to discontinued operations	—	4	27	393
Adjusted NOI (1)	$209,756	$195,689	$808,129	$759,703
Non-SPP adjusted NOI (1) (2)	(13,567)	(8,279)	(49,597)	(35,795)
Same property portfolio adjusted NOI (1) (2)	$196,189	$187,410	$758,532	$723,908

Adjusted NOI % change – SPP	4.7%		4.8%

(1) The Company believes Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it measures the operating performance of the Company’s real estate at the property level on an unleveraged basis. NOI is used to evaluate the operating performance of real estate properties and SPP. The Company uses NOI and NOI, as adjusted, to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. The Company believes that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income as defined by GAAP since it does not reflect the aforementioned excluded items. Further, NOI may not be comparable to that of other real estate investment trusts, as they may use different methodologies for calculating NOI.

NOI is defined as rental revenues, including tenant reimbursements and income from direct financing leases, less property level operating expenses. NOI excludes interest income, investment management fee income, depreciation and amortization, interest expense, general and administrative expenses, litigation provision, impairments, impairment recoveries, other income, net, income tax expenses, equity income from unconsolidated joint ventures and discontinued operations. NOI, as adjusted, is calculated as NOI eliminating the effects of straight-line rents, DFL interest accretion, amortization of above and below market lease intangibles, and lease termination fees. NOI, as adjusted, is sometimes referred to as “adjusted NOI” or “cash basis NOI.”

(2) Same property statistics allow management to evaluate the performance of the Company’s real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. The Company identifies its SPP as stabilized properties that are, and remained, in operations for the duration of the year-over-year comparison periods presented.  Accordingly, it takes a stabilized property a minimum of 12 months in operations to be included in the Company’s same property portfolio.  SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations (1)

(Unaudited)

	Full Year 2011
	Low	High

Diluted earnings per common share	$ 1.58	$ 1.64
Real estate depreciation and amortization	0.85	0.85
DFL depreciation	0.02	0.02
Gain upon consolidation of joint venture	(0.02)	(0.02)
Joint venture adjustments	0.02	0.02
Diluted FFO per common share	$ 2.45	$ 2.51
Merger-related items(2)	0.13	0.13
Diluted FFO as adjusted per common share	$ 2.58	$ 2.64
Amortization of above and below market lease intangibles, net	(0.01)	(0.01)
Stock-based compensation	0.05	0.05
Amortization of debt premiums, discounts and issuance costs, net	0.03	0.03
Straight-line rents	(0.13)	(0.13)
DFL Interest accretion	(0.30)	(0.30)
DFL depreciation	(0.02)	(0.02)
Deferred revenues	(0.01)	(0.01)
Leasing costs and tenant and capital improvements	(0.16)	(0.16)
HCP’s share of unconsolidated joint ventures and other FAD adjustments	(0.01)	(0.01)
Diluted FAD per common share	$ 2.02	$ 2.08

(1) Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items, property dispositions and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, impairments, impairment recoveries, the future bankruptcy or insolvency of the Company’s operators, lessees, borrowers or other obligors, the effect of any future restructuring of the Company’s contractual relationships with such entities, ineffectiveness related to our cash flow hedges, offerings of debt or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimate of results based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2) Merger-related items of $0.13 per share related to the HCR ManorCare Acquisition include the following:

(i)  $0.06 per share of direct transaction costs, which consists of: (a) $0.03 per share of professional fees and (b) $0.03 per share of amortization of costs associated with the bridge loan commitment;

(ii)  $0.13 per share of negative carry related to prefunding the transaction, which includes the impact of: (a) the $1.472 billion, or 46 million shares, common stock offering completed on December 20, 2010 on the calculation of weighted average shares and (b) the additional interest expense and amortization of fees associated with the $2.4 billion senior unsecured notes offering completed on January 24, 2011. Proceeds from these offerings will be used to fund the cash consideration of the HCR ManorCare Acquisition; which are partially offset by

(iii) ($0.06) per share of income related to gains upon the reinvestment of the Company’s debt investment in HCR ManorCare debt and other miscellaneous items.